Exhibit 99.1

News

Contact:
For Release	Robert Benson
May 5, 2004	ProCyte Corporation
6:30 a.m. Eastern Time	(425) 869-1239, X399
irinfo@procyte.com
www.procyte.com

ProCyte Announces Financial Results for First Quarter 2004

Product Sales Increase 24%

Redmond, Wash.—May 5, 2004—ProCyte Corporation (OTCBB: PRCY.OB), a company that develops and markets skin care and procedure related products for the dermatology, cosmetic surgery and spa markets based on its patented GHK Copper Peptide Complex® technologies, today announced the financial results for the first quarter 2004.

Product sales in the 2004 first quarter, excluding Copper Peptide compound sales, increased from $2.0 million to $2.4 million, a 24 percent increase over the comparable prior-year quarter. A significant portion of the sales increase came from sales to US physicians and distributors. Sales related to the newly acquired spa products distribution business also contributed to the product sales increase.  With the addition of the spa sales representatives hired during the first quarter, the Company expects spa product sales to begin making a more significant contribution later in the year. Shipments of ProCyte’s patented Copper Peptide compound during the 2004 first quarter were $483,000 lower than the 2003 first quarter as a result of an unusually large order received from Neutrogena in the 2003 first quarter that was not repeated in 2004. In addition, royalties for the quarter decreased 23%, or $105,000 from the comparable 2003 quarter, principally due to a large, one-time customer shipment by Neutrogena in the 2003 first quarter not repeated in 2004. As a result, total revenues for the 2004 first quarter were $3.2 million, compared with $3.3 million in the same period last year. Gross margins on all products increased from 65% in the first quarter 2003 to 73% in the first quarter 2004. The increase in the margin is attributable to the change in overall revenue mix, with a greater portion of sales in first quarter 2004 coming from the more profitable medical products.

Operating expenses for the 2004 first quarter were $2.3 million, a decrease of 3 percent from the $2.4 million in the 2003 first quarter. Expenses in the 2003 quarter included $540,000 related to the production and market testing of an infomercial. Expenses in the 2004 quarter included $189,000 related to the spa distribution business and $91,000 in facility costs not paid by Emerald Pharmaceutical due to their cessation of business operations in February 2004.

Net earnings for the 2004 quarter were $50,000 or $0.00 per diluted share versus a loss of $133,000 or ($0.01) per diluted share in the 2003 quarter.

The Company’s cash balance increased by $575,000 to $4.4 million at the quarter-end March 31, 2004 from $3.8 million at year-end December 31, 2003.

“On December 30, 2003 we completed the acquistion of Annette Hanson’s spa product distribution business, expanding our customer base in the rapidly growing $5 billion spa industry, where we can further leverage our technologies, sales and marketing expertise. During the first quarter of 2004, we participated in several spa trade events. At these shows, reaction to our products was very positive and the overall recognition of ProCyte and our Copper Peptide technology exceeded our expectations, which we believe confirms our present strategy. As previously reported, we anticipate that the acquisition will have a positive impact on revenues and earnings by the end of the year. Initially, we expect operating results may be temporarily reduced as we invest in building a sales organization and focus on marketing and product development activities,” said Jack Clifford, President and Chief Executive Officer. “In the first quarter, strong revenues from our physician customers offset the costs of building the spa business.  We are very pleased that our product sales have seen an improvement over comparable quarters. ProCyte is profitable and is generating cash which should enable us to seek out profitable and synergistic product opportunities.”

A conference call is scheduled for 11:30 a.m. Eastern Time today to discuss this announcement and answer questions. The call in number is 800-261-2045 and the access code is 45983#. If you are unable to participate in the live call, a replay will be available from Wednesday, May 5th to Sunday, May 9th at 9:00 p.m. Eastern Time. To listen to the replay, dial 800-294-1193 and use access code 135554#.

ProCyte Corporation develops and markets products based on its patented, clinically proven Copper Peptide technology for skin health, hair care and wound care. The Company sells directly to dermatologists, plastic and cosmetic surgeons, spas and salons and through licenses with strategic partners into the consumer market, including its long-term worldwide license agreement with Neutrogena®, a Johnson & Johnson company. ProCyte brands include Neova®, VitalCopper™, Simple Solutions® and AquaSanté® Skin Care products; Complex Cu3® Post-Procedure Skin Care; GraftCyte® Hair Transplant Care; and Tricomin® Advanced Care for Thinning Hair. The Company also has the exclusive distribution rights for Cutanix Corporation’s Quadrinone® technology in the U.S., Canada and Puerto Rico. Additional information is available by visiting the Company’s website at www.procyte.com.

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This release may contain forward-looking statements relating to the research, development, commercialization, production, marketing and distribution of the Company’s products and future operating results, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect the Company’s actual results include its ability to develop, commercialize and produce new products; the market acceptance of existing and potential future products; the availability, cost and timely delivery of materials and services from and performance of third-party suppliers, manufacturers, distributors, licensees and other collaborative partners; the satisfaction of regulatory requirements, and the receipt, timing, terms and conditions of required regulatory approvals.  Reference is made to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission for a more detailed description of such factors.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Summary Financial Information

(in 000’s except per share amounts)

Statements of Operations Data:

	Three months ended March 31,
	2004	2003
REVENUES
Product and Copper Peptide compound sales	$2,861	$2,882
Licenses, royalties and other	359	464
Total revenues	3,220	3,346

Cost of product sales	861	1,183
Gross Profit	2,359	2,163

OPERATING EXPENSES
Marketing & selling	1,198	1,400
General, research & administrative	1,091	966
Provision for impairment	—	—
Total costs and expenses	2,289	2,366

OPERATING INCOME (LOSS)	70	(203)

Interest & other income	7	88

Net income (loss) before tax	77	(115)
Provision for income tax	(27)	(18)

Net Income (Loss)	$50	$(133)

Net income (loss) per share
Basic	$0.00	$(0.01)
Diluted	$0.00	$(0.01)

Shares used in per share computation
Basic	15,790	15,746
Diluted	16,048	15,746

Balance Sheet Data:

	March 31, 2004	December 31, 2003
Cash and cash equivalents	$4,371	$3,796
Accounts receivable, net of allowance	1,516	1,336
Inventory	2,594	2,942
Property and equipment, net	505	541
Intangibles, net	3,212	3,212
Other assets	8,091	8,176
Total Assets	$20,289	$20,003

Total liabilities	$1,006	$785
Stockholders’ equity	19,283	19,218
Total Liabilities and Stockholders’ Equity	$20,289	$20,003